WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
April 21, 2022	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 1Q 2022 RESULTS;
SUCCESSFUL CLOSE AND INTEGRATION OF BRYN MAWR TRUST INTO WSFS BANK;
DIVERSIFIED DEPOSITS AND LOANS MIX POSITIONED WELL FOR RISING RATES

WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the first quarter of 2022. The results for 1Q 2022 include the impact of our combination with Bryn Mawr Bank Corporation (“Bryn Mawr Trust”), which closed on January 1, 2022, as described in more detail below.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	1Q 2022	4Q 2021	1Q 2021
Net interest income	$138.6	$108.2	$114.2
Fee revenue	60.6	46.0	47.8
Total net revenue	199.1	154.3	162.0
Provision for (recovery of) credit losses	19.0	(8.1)	(20.2)
Noninterest expense	174.5	90.4	95.6
Net income attributable to WSFS	3.8	56.3	65.1
Pre-provision net revenue (PPNR)(1)	24.7	63.8	66.4
Earnings per share (EPS) (diluted)	0.06	1.18	1.36
Return on average assets (ROA) (a)	0.07%	1.45%	1.85%
Return on average equity (ROE) (a)	0.6	11.7	14.9
Efficiency ratio	87.5	58.5	58.9
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. For 1Q 2022 and 4Q 2021, the corporate development and restructuring expense primarily relates to our combination with Bryn Mawr Trust.

	1Q 2022		4Q 2021		1Q 2021
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$—	$—	$—	$—	$0.3	$0.01
Corporate development and restructuring expense	51.6	0.60	6.7	0.11	1.8	0.04
Recovery of legal settlement	—	—	(15.0)	0.23	—	—

(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before provision for (recovery of) credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “The first quarter of 2022 included a number of significant milestones for the Company, highlighted by the closing of the Bryn Mawr Trust combination on January 1, 2022. In addition, we successfully completed the integration of our banking systems in late March, and launched Bryn Mawr Trust as our prominent Wealth Management brand. We are excited to welcome our newest Customers and Clients as the premier, locally headquartered Bank and Wealth Management franchise in the Greater Philadelphia and Delaware region, with distinct market-capturing advantages, including local market knowledge and decision-making, a full-service product suite, and world class service.”
“We are pleased with the solid results posted in the first quarter. While transaction-related expenses impacted our bottom line, we are already seeing positive impacts from the combination with Bryn Mawr Trust and expect that to continue going forward as we execute on the identified cost synergies and organic growth of the franchise.”
“Our continuous commitment to a culture of engagement has been once again recognized by Gallup, which has named us as one of its Exceptional Workplaces of 2022 for the sixth time since 2016. This is a recognition of our over 2,200 wonderfully talented and dedicated Associates who live our mission of We Stand For Service every day.”

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 1Q 2022:
•Successfully closed the combination with Bryn Mawr Trust on January 1, 2022. Total value of consideration paid of $908.0 million and $493.7 million in net assets acquired resulted in $414.3 million of goodwill recognized in connection with the combination.
•Core ROA(2) was 0.83% in 1Q 2022, which includes (0.34)% for the initial allowance for credit losses (ACL) provision recorded in connection with the combination with Bryn Mawr Trust, compared to 1.89% for 1Q 2021.
•Core EPS(2) was $0.66 in 1Q 2022, which includes $(0.27) per share (after-tax) for the initial ACL provision recorded in connection with the combination with Bryn Mawr Trust, compared to $1.39 for 1Q 2021.
•Total net credit costs were $19.3 million during the quarter, which include $23.5 million of initial ACL provision recorded in connection with the combination with Bryn Mawr Trust(3). The ACL on loans and leases increased $41.8 million in 1Q 2022, primarily due to an initial ACL of $49.6 million recorded in connection with the combination with Bryn Mawr Trust(3). The ACL coverage ratio of 1.19% at March 31, 2022 was unchanged from December 31, 2021.
•Core fee revenue (noninterest income)(2) as a percentage of core net revenue(2) was a strong 30.4% in 1Q 2022, reflective of our diversified business model.
•In 1Q 2022, WSFS repurchased 938,985 shares at an average price of $50.66, totaling an aggregate of $47.6 million.
•The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock.

(2) As used in this press release, core ROA, core EPS, core fee revenue (noninterest income), core net revenue and core fee revenue as a percentage of core net revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(3) The initial $49.6 million ACL recorded in connection with the combination with Bryn Mawr Trust includes $23.5 million related to non-purchase credit deteriorated (non-PCD) loans, or the initial provision for credit loss recorded, and $26.1 million related to PCD loans, which does not have an initial income statement impact, but adjusts the amortized cost basis of the loans at acquisition (i.e., a balance sheet gross-up).

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
First Quarter 2022 Discussion of Financial Results
Balance Sheet
The following table summarizes loan and lease balances and composition at March 31, 2022 compared to December 31, 2021 and March 31, 2021:

Loans and Leases
(Dollars in millions)	March 31, 2022		December 31, 2021		March 31, 2021
Commercial & industrial (C&I)(4)	$4,311	39%	$3,271	41%	$3,740	44%
Commercial real estate (CRE)	3,434	30	1,882	24	1,976	23
Construction	924	8	687	9	784	9
Commercial small business leases	491	4	352	4	265	3
Total commercial loans	9,160	81	6,192	78	6,765	79
Residential mortgage	862	8	649	8	829	10
Consumer	1,382	12	1,159	15	1,140	13
ACL	(136)	(1)	(95)	(1)	(205)	(2)
Net loans and leases	$11,268	100%	$7,905	100%	$8,529	100%
(4) C&I loans include PPP loans.
At March 31, 2022, WSFS’ net loan and lease portfolio increased $3.4 billion when compared with December 31, 2021. The increase was primarily driven by the $3.5 billion of loans and leases acquired in the combination with Bryn Mawr Trust, partially offset by the initial $49.6 million ACL recorded in connection with the combination with Bryn Mawr Trust.
Net loans and leases at March 31, 2022 increased $2.7 billion when compared with March 31, 2021. The increase was primarily driven by the net loans and leases acquired in the combination with Bryn Mawr Trust as described above partially offset by a $0.5 billion decrease in PPP loans.
The following table summarizes customer deposit balances and composition at March 31, 2022 compared to December 31, 2021 and March 31, 2021:

Customer Deposits
(Dollars in millions)	March 31, 2022		December 31, 2021		March 31, 2021
Noninterest demand	$6,639	37%	$4,565	35%	$3,858	31%
Interest-bearing demand	3,292	19	2,793	21	2,659	22
Savings	2,279	13	1,971	15	1,886	16
Money market	4,179	24	2,906	22	2,722	22
Total core deposits	16,389	93	12,235	93	11,125	91
Customer time deposits	1,156	7	989	7	1,094	9
Total customer deposits	$17,545	100%	$13,224	100%	$12,219	100%

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer deposits were $17.5 billion at March 31, 2022, a $4.3 billion increase from December 31, 2021, and a $5.3 billion increase from March 31, 2021. These increases were primarily driven by the $4.1 billion of deposits acquired in the combination with Bryn Mawr Trust and strong customer relationships across lending and fee based business lines, including higher institutional trust deposits from Wealth Management.
Core deposits were a strong 93% of total customer deposits, and no- and low-cost checking accounts represented a robust 57% of total customer deposits, at March 31, 2022. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. More than half of these core deposits, or 56%, come from our Commercial, Small Business and Wealth Management customer relationships. The ratio of net loans and leases to customer deposits was 64% at March 31, 2022, reflecting significant liquidity capacity to fund future loan growth.
Net Interest Income

	Three Months Ending
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Net interest income before purchase accretion	$135.2	$101.1	$93.5
Purchase accounting accretion	3.2	6.5	11.3
Net interest income before PPP	138.4	107.6	104.8
PPP	0.2	0.6	9.4
Net interest income	$138.6	$108.2	$114.2

Net interest margin before purchase accretion	2.94%	2.90%	3.10%
Purchase accounting accretion	0.07	0.19	0.37
Net interest margin before PPP	3.01	3.09	3.47
PPP	—	0.01	0.12
Net interest margin	3.01%	3.10%	3.59%
Net interest income increased $24.4 million, or 21%, compared to 1Q 2021, primarily due to a $41.7 million increase from the balance sheet size and mix, including $29.9 million from Bryn Mawr Trust, partially offset by $9.2 million from the impact of PPP loans and an $8.1 million decrease in purchase accounting accretion. Net interest income increased $30.3 million, or 28%, compared to 4Q 2021, primarily due to a $34.0 million increase from the balance sheet size and mix (including Bryn Mawr Trust), offset by a $3.3 million decrease in purchase accounting accretion and $0.4 million from PPP loans.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Net interest margin decreased 58bps from 1Q 2021, due to reductions of 30bps from lower purchase accounting accretion and 16bps from the balance sheet size and mix and 12bps from PPP loans. Net interest margin decreased 9bps from 4Q 2021 attributable to 12bps from lower purchase accounting accretion and 1bps from PPP loans, partially offset by an increase of 4bps from balance sheet size and mix.
Excess customer liquidity reduced net interest margin by approximately 44bps compared to a reduction of 39bps in 1Q 2021 and 60bps in 4Q 2021. While excess customer liquidity as of March 31, 2022 remained flat at $4.7 billion as compared to December 31, 2021, the reduced impact of our excess customer liquidity at March 31, 2022 compared to December 31, 2021 was primarily driven by the balance sheet growth from the combination with Bryn Mawr Trust.
Credit Quality
The following table summarizes credit quality metrics as of and for the period ended March 31, 2022 compared to December 31, 2021 and March 31, 2021.

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Problem assets	$618.1	$386.2	$723.6
Nonperforming assets	37.8	33.1	49.5
Delinquencies	54.6	46.1	69.3
Net charge-offs	3.3	2.3	3.8
Total net credit costs (recoveries) (r)	19.3	(8.2)	(19.0)
Problem assets to total Tier 1 capital plus ACL	28.79%	23.38%	46.72%
Classified assets to total Tier 1 capital plus ACL	18.58	15.95	32.63
Ratio of nonperforming assets to total assets	0.18	0.21	0.34
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.12	0.12	0.23
Delinquencies to gross loans	0.48	0.58	0.81
Ratio of quarterly net charge-offs to average gross loans	0.12	0.12	0.18
Ratio of allowance for credit losses to total loans and leases (q)	1.19	1.19	2.36
Ratio of allowance for credit losses to nonaccruing loans	591	569	644
See “Notes”

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
Overall credit metric ratios, reflecting the impact of the combination with Bryn Mawr Trust, remained stable during the quarter and continued to reflect the strength of the originated and acquired portfolios.
Total problem assets(5) increased to $618.1 million at March 31, 2022 compared to $386.2 million at December 31, 2021, primarily reflecting the inclusion of the Bryn Mawr Trust portfolio. Total problem assets to total Tier 1 capital plus ACL was 28.79% at March 31, 2022, compared to 23.38% at December 31, 2021. Delinquencies to gross loans decreased to 0.48% at March 31, 2022 compared to 0.58% at December 31, 2021.
The ratio of nonperforming assets to total assets decreased to 0.18% at March 31, 2022 compared to 0.21% at December 31, 2021 primarily from the inclusion of Bryn Mawr Trust loans and leases. The ratio of nonperforming assets (excluding accruing TDRs) to total assets at March 31, 2022 remained flat at 0.12% as compared to the ratio at December 31, 2021. Net charge-offs for 1Q 2022 were $3.3 million, or 0.12% (annualized) of average gross loans.
Total net credit costs were $19.3 million in the quarter as compared to a net credit recovery of $(8.2) million in 4Q 2021. The increase in credit costs was primarily due to the initial provision for credit losses of $23.5 million recorded in connection with the combination with Bryn Mawr Trust. The ACL of $136.3 million as of March 31, 2022 increased $41.8 million from December 31, 2021, due to the initial $49.6 million ACL recorded for the acquired Bryn Mawr Trust portfolio, offset by a reduction of ACL due to portfolio performance.

(5) Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Fee Revenue
Core fee revenue (noninterest income) of $60.6 million increased $13.1 million, or 28%, compared to 1Q 2021. 1Q 2022 included $18.5 million of new fee revenue from the combination with Bryn Mawr Trust. The $13.1 million increase was driven by a $15.9 million increase in Wealth Management revenue, of which $13.3 million was attributable to the combination with Bryn Mawr Trust. In addition, 1Q 2022 included $1.5 million of capital markets income and $1.3 million of insurance income, both attributable to the combination with Bryn Mawr Trust. Partially offsetting the increase was a $5.7 million decline in mortgage banking fees primarily resulting from the decline in refinancing originations compared to the historically higher levels in 1Q 2021.
Core fee revenue increased $14.6 million, or 32%, compared to 4Q 2021, including the $18.5 million of new fee revenue from Bryn Mawr Trust as noted above. The $14.6 million increase was driven by increases of $12.8 million in Wealth Management revenue, attributable to the combination with Bryn Mawr Trust as described above, as well as $1.5 million of capital markets income, and $1.3 million of insurance income recognized in 1Q 2022. The increase was partially offset by a $1.6 million decrease in mortgage banking fees primarily resulting from the decline in refinancing originations.
For 1Q 2022, core fee revenue was 30.4% of core net revenue compared to 29.8% in 4Q 2021 and 29.3% in 1Q 2021, and was diversified among various sources, including traditional and other banking fees, mortgage banking, Wealth Management and Cash Connect®.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Noninterest Expense(6)
Core noninterest expense of $122.9 million for 1Q 2022 increased $29.1 million compared to $93.8 million in 1Q 2021, primarily due to a $17.8 million increase in salaries and benefits, a $4.6 million increase in other miscellaneous operating expense, a $3.0 million increase in equipment expense due to higher third-party software expense related to our ongoing delivery transformation initiatives, and a $2.3 million increase in occupancy expense related to newly acquired Bryn Mawr Trust properties.
When compared to 4Q 2021, core noninterest expense increased $24.2 million primarily due to a $15.7 million increase in salaries and benefits, a $2.9 million increase in equipment expense due to higher third-party software expense related to our ongoing delivery transformation initiatives, a $2.7 million increase in occupancy expense related to newly acquired Bryn Mawr Trust properties, and $1.6 million in other miscellaneous operating expenses.
Our core efficiency ratio(6) was 61.7% in 1Q 2022, compared to 63.9% in 4Q 2021 and 57.9% in 1Q 2021 primarily due to the impact of higher net interest income.
Income Taxes
We recorded a $1.7 million income tax provision in 1Q 2022, compared to a $15.5 million income tax provision in 4Q 2021 and $21.4 million in 1Q 2021. The decrease in income tax provision was primarily driven by the decrease in income before taxes. The effective tax rate was 30.5% in 1Q 2022, compared to 21.5% in 4Q 2021 and 24.7% in 1Q 2021. The increase in effective tax rate was primarily due to the lower levels of income before taxes combined with nondeductible combination-related expenses. We also recorded $8.4 million of deferred tax assets in connection with the combination with Bryn Mawr Trust.

(6) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the recovery of a legal settlement. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Capital Management
The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock. This dividend will be paid on May 20, 2022 to stockholders of record as of May 6, 2022.
During 1Q 2022, we repurchased 938,985 shares of common stock for an aggregate of $47.6 million. As of March 31, 2022, WSFS has 3,442,176 shares, or approximately 5% of outstanding shares, remaining to repurchase under our current authorization.
WSFS’ total stockholders’ equity increased $581.4 million, or 30% (not annualized), during 1Q 2022. The increase was primarily due to the $908.0 million of WSFS common shares issued in connection with the combination with Bryn Mawr Trust, partially offset by decrease of $275.9 million in accumulated other comprehensive income (AOCI) due to market-value decreases on available-for-sale securities resulting from the current rising interest rate environment, and $56.1 million in capital return to stockholders through the quarterly dividend and common stock repurchases described above.
At March 31, 2022, WSFS Bank’s Tier 1 leverage ratio of 9.98%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.93%, and Total Capital ratio of 14.89% were all substantially in excess of the “well-capitalized” regulatory benchmarks.(7)
WSFS’ tangible common equity(8) increased $96.4 million, or 7% (not annualized) compared to December 31, 2021 for the reasons described above. WSFS’ common equity to assets ratio was 12.02% at March 31, 2022, and our tangible common equity to tangible assets ratio(8) decreased by 167bps during the quarter to 7.47% primarily due to the impacts from Bryn Mawr Trust and AOCI described above.
At March 31, 2022, book value per share was $38.94, a decrease of $1.79, or 4%, from December 31, 2021, and tangible common book value per share(8) was $22.99, a decrease of $6.25, or 21%, from December 31, 2021 primarily due to the impacts from Bryn Mawr Trust and AOCI described above.

(7) Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(8) As used in this press release, tangible common equity, tangible common equity to tangible assets ratio and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, insurance and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $58.1 billion in assets under management (AUM) and assets under administration (AUA) as of March 31, 2022. As previously disclosed, Bryn Mawr Trust will be the prominent brand within our Wealth Management segment.
Wealth Management reported pre-tax income of $15.5 million in 1Q 2022 compared to $9.3 million in 1Q 2021, and $23.4 million in 4Q 2021, which included $13.3 million attributable to a recovery from a previously disclosed legal settlement in 4Q 2021. For 1Q 2022, total revenue (net interest income and fee revenue) was $39.0 million, an increase of $19.8 million, or 103%, compared to 1Q 2021 and an increase of $16.5 million, or 73%, compared to 4Q 2021. These increases were primarily attributable to fee revenue from the wealth management business of Bryn Mawr Trust.
Institutional trust revenue was $9.7 million in 1Q 2022, an increase of $1.9 million, or 24%, compared to 1Q 2021 and a decrease of $0.5 million, or 5%, compared to 4Q 2021. Growth in our institutional trust business year-over-year was supported by continued strength in the debt securitization market, new client relationships, and a 15% increase in assignment trading fees from 1Q 2021.
On April 1, 2022, Christiana Trust Company of Delaware and The Bryn Mawr Trust Company of Delaware were merged into one company. Combined, these two entities produced total fee revenue of $4.4 million during 1Q 2022. The increases from 1Q 2021 of $3.4 million and from 4Q 2021 of $3.1 million are primarily due to the combination with Bryn Mawr Trust.
Revenue from our advisory businesses, consisting of West Capital Management®, Cypress, WSFS Wealth® Investments, and the legacy Bryn Mawr Trust (excluding The Bryn Mawr Trust Company of Delaware), totaled $13.9 million in 1Q 2022 compared to $4.2 million in 1Q 2021, and $4.2 million in 4Q 2021. Net AUM of $8.9 billion at the end of 1Q 2022 increased $6.7 billion compared to 1Q 2021 and $6.3 billion compared to 4Q 2021. Both increases were primarily from the combination with Bryn Mawr Trust.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses and the recovery of legal settlement in 4Q 2021 related to the previously disclosed Charter Oak matters) was $23.8 million in 1Q 2022, compared to $10.4 million in 1Q 2021 and $12.7 million in 4Q 2021. Noninterest expenses increased $11.1 million from 4Q 2021 and $13.4 million from 1Q 2021 primarily due to the combination with Bryn Mawr Trust and higher compensation and benefits and incentive accruals.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services over 36,000 non-bank ATMs and retail safes nationwide supplying or servicing $1.9 billion in cash at March 31, 2022. Cash Connect® also supports over 600 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $1.8 million for 1Q 2022, relatively flat compared to 1Q 2021 and a decrease of $0.6 million, or 26%, compared to 4Q 2021 driven by timing of insurance-related expenses and exiting of units in late 4Q 2021 (offset by new units added in late 1Q 2022). ROA of 1.12% in 1Q 2022 decreased 42bps from 4Q 2021 due to lower net income and decreased 17bps from 1Q 2021 driven by funding and composition mix.
Net revenue of $10.5 million in 1Q 2022 increased $0.4 million from 1Q 2021, driven by higher remote cash capture and managed service fee revenue. Net revenue decreased $0.6 million from 4Q 2021 driven by the previously mentioned timing of unit turnover.
Noninterest expense (including intercompany allocations of expense) was $8.7 million in 1Q 2022, an increase of $0.3 million compared to 1Q 2021 driven by armored carrier expense and $0.1 million higher compared to 4Q 2021.
During 1Q 2022, Cash Connect® reached two milestones of 36,000 units serviced and $1.9 billion in cash managed, driven by a strong growth in remote cash capture and reconciliation services. Cash Connect® intends to continue to focus on investment in its growing product lines and expand these services across the country, alongside a wide network and strong pipeline of channel partners, retailers, and top-tier financial institutions.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
First Quarter 2022 Earnings Release Conference Call
Management will conduct a conference call to review 1Q 2022 results at 1:00 p.m. Eastern Time (ET) on Friday, April 22, 2022. Interested parties may register in advance for the call on our Investor Relations website (www.investors.wsfsbank.com). A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on April 22, 2022 until May 3, 2022 by dialing 1-855-859-2056 and using Conference ID #3368587.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-headquartered bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of March 31, 2022, WSFS Financial Corporation had $21.0 billion in assets on its balance sheet and $58.1 billion in assets under management and administration. WSFS operates from 122 offices, 94 of which are banking offices, located in Pennsylvania (63), Delaware (39), New Jersey (18), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, WSFS Wealth® Investments, and The Bryn Mawr Trust Company of Delaware. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels, interest rates, inflation, supply chain issues and slowdowns in economic growth, including as a result of the novel coronavirus and its variants ("COVID-19") pandemic; possible additional loan losses and impairment of the collectability of loans; additional credit, fraud and litigation risks associated with our PPP lending activities; economic and financial impact of federal, state and local emergency orders, vaccine mandates and other actions taken in response to the COVID-19 pandemic; the continuation of these conditions related to the COVID-19 pandemic, including whether due to a resurgence or additional waves of COVID-19 infections or variants thereof, particularly as the geographic areas in which we operate continue to re-open, and how quickly and to what extent normal economic and operating conditions can resume and the potential waning of vaccine effectiveness or effects of low vaccination rates; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, the changing interest rate environment and inflation, that may limit the Company's access to additional funding to meet its liquidity needs; the discontinued publication of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Financing Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing, residential, small business and Small Business Administration portfolios and wealth management business following its recent acquisition of Bryn Mawr Trust; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its recent acquisition of Bryn Mawr Trust; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2021 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Interest income:
Interest and fees on loans	$118,881	$92,291	$108,852
Interest on mortgage-backed securities	23,113	18,645	10,704
Interest and dividends on investment securities	1,321	1,339	1,449
Other interest income	822	460	276
	144,137	112,735	121,281
Interest expense:
Interest on deposits	3,128	3,099	4,496
Interest on Federal Home Loan Bank advances	—	—	5
Interest on senior debt	1,929	1,089	2,266
Interest on trust preferred borrowings	513	317	324
Interest on other borrowings	9	6	5
	5,579	4,511	7,096
Net interest income	138,558	108,224	114,185
Provision for (recovery of) credit losses	18,971	(8,054)	(20,160)
Net interest income after provision for (recovery of) credit losses	119,587	116,278	134,345
Noninterest income:
Credit/debit card and ATM income	7,681	7,456	6,805
Investment management and fiduciary revenue	30,181	17,365	14,253
Deposit service charges	5,825	5,569	5,460
Mortgage banking activities, net	2,898	4,526	8,600
Loan and lease fee income	1,334	1,102	3,485
Securities gains, net	—	—	329
Unrealized (loss) gain on equity investment, net	(3)	—	—
Bank-owned life insurance income	105	—	205
Other income	12,553	10,009	8,685
	60,574	46,027	47,822
Noninterest expense:
Salaries, benefits and other compensation	70,930	55,277	53,138
Occupancy expense	10,792	8,109	8,460
Equipment expense	10,373	7,504	7,391
Data processing and operations expense	5,359	3,778	3,385
Professional fees	3,451	4,113	3,856
Marketing expense	1,266	1,655	992
FDIC expenses	1,391	895	1,069
Loan workout and other credit costs	328	(101)	1,120
Corporate development expense	34,038	4,989	2,095
Restructuring expense	17,514	1,755	(265)
Recovery of legal settlement	—	(15,000)	—
Other operating expenses	19,015	17,445	14,378
	174,457	90,419	95,619
Income before taxes	5,704	71,886	86,548
Income tax provision	1,737	15,485	21,407
Net income	3,967	56,401	65,141
Less: Net income attributable to noncontrolling interest	163	114	59
Net income attributable to WSFS	$3,804	$56,287	$65,082
Diluted earnings per share of common stock:	$0.06	$1.18	$1.36
Weighted average shares of common stock outstanding for fully diluted EPS	65,127,000	47,783,049	47,792,108
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Performance Ratios:
Return on average assets (a)	0.07%	1.45%	1.85%
Return on average equity (a)	0.57	11.67	14.90
Return on average tangible common equity (a)(o)	1.58	16.96	22.38
Net interest margin (a)(b)	3.01	3.10	3.59
Efficiency ratio (c)	87.51	58.52	58.93
Noninterest income as a percentage of total net revenue (b)	30.39	29.79	29.47
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Assets:
Cash and due from banks	$1,784,460	$1,046,992	$1,628,773
Cash in non-owned ATMs	490,784	480,527	428,180
Investment securities, available-for-sale	5,495,929	5,205,311	2,987,885
Investment securities, held-to-maturity	84,898	90,642	103,523
Other investments	30,980	22,011	22,941
Net loans and leases (e)(f)(l)	11,268,099	7,904,831	8,529,213
Bank owned life insurance	100,364	33,099	32,255
Goodwill and intangibles	1,032,189	547,231	554,701
Other assets	676,971	446,683	442,981
Total assets	$20,964,674	$15,777,327	$14,730,452
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$6,638,890	$4,565,143	$3,857,610
Interest-bearing deposits	10,906,016	8,659,257	8,361,189
Total customer deposits	17,544,906	13,224,400	12,218,799
Brokered deposits	78,638	15,662	64,901
Total deposits	17,623,544	13,240,062	12,283,700
Other borrowings	372,402	239,477	335,201
Other liabilities	450,911	360,772	343,097
Total liabilities	18,446,857	13,840,311	12,961,998
Stockholders’ equity of WSFS	2,520,463	1,939,099	1,770,641
Noncontrolling interest	(2,646)	(2,083)	(2,187)
Total stockholders' equity	2,517,817	1,937,016	1,768,454
Total liabilities and stockholders' equity	$20,964,674	$15,777,327	$14,730,452
Capital Ratios:
Equity to asset ratio	12.02%	12.29%	12.02%
Tangible common equity to tangible asset ratio (o)	7.47	9.14	8.58
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.93	15.11	13.20
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	9.98	10.44	9.82
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.93	15.11	13.20
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	14.89	15.91	14.46
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$23,087	$16,609	$31,792
Troubled debt restructuring (accruing)	12,933	14,204	15,684
Assets acquired through foreclosure	1,818	2,320	2,068
Total nonperforming assets	$37,838	$33,133	$49,544
Past due loans (h)	$11,623	$9,991	$7,678
Allowance for credit losses	136,334	94,511	204,823
Ratio of nonperforming assets to total assets	0.18%	0.21%	0.34%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.12	0.12	0.23
Ratio of allowance for credit losses to total loans and leases (q)	1.19	1.19	2.36
Ratio of allowance for credit losses to nonaccruing loans	591	569	644
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.12	0.12	0.18
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.12	0.21	0.18
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$4,851,090	$52,466	4.39%	$3,553,814	$41,788	4.67%	$4,138,034	$52,620	5.16%
Commercial real estate loans (s)	4,292,159	40,639	3.84	2,698,138	28,057	4.13	2,803,378	29,191	4.22
Residential mortgage	843,699	9,657	4.58	563,995	8,683	6.16	734,593	12,864	7.00
Consumer loans	1,357,970	15,284	4.56	1,146,484	12,905	4.47	1,159,588	12,836	4.49
Loans held for sale	74,694	835	4.53	92,890	858	3.66	161,287	1,341	3.37
Total loans and leases	11,419,612	118,881	4.22	8,055,321	92,291	4.55	8,996,880	108,852	4.91
Mortgage-backed securities (d)	5,223,794	23,113	1.77	4,454,446	18,645	1.67	2,507,910	10,704	1.71
Investment securities (d)	330,826	1,321	1.82	312,633	1,339	1.92	336,410	1,449	1.98
Other interest-earning assets	1,721,659	822	0.19	1,061,494	460	0.17	1,103,632	276	0.10
Total interest-earning assets	$18,695,891	$144,137	3.13%	$13,883,894	$112,735	3.23%	$12,944,832	$121,281	3.81%
Allowance for credit losses	(134,780)			(101,895)			(226,911)
Cash and due from banks	209,730			142,316			114,725
Cash in non-owned ATMs	509,568			474,376			393,964
Bank owned life insurance	100,756			33,418			32,155
Other noninterest-earning assets	1,638,727			987,814			997,444
Total assets	$21,019,892			$15,419,923			$14,256,209
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$3,435,377	$581	0.07%	$2,789,693	$540	0.08%	$2,572,325	$618	0.10%
Savings	2,262,026	162	0.03	1,964,042	148	0.03	1,830,781	150	0.03
Money market	4,092,835	925	0.09	2,762,843	783	0.11	2,682,219	854	0.13
Customer time deposits	1,173,023	1,323	0.46	1,020,589	1,467	0.57	1,117,191	2,377	0.86
Total interest-bearing customer deposits	10,963,261	2,991	0.11	8,537,167	2,938	0.14	8,202,516	3,999	0.20
Brokered deposits	63,376	137	0.88	22,730	161	2.81	136,957	497	1.47
Total interest-bearing deposits	11,026,637	3,128	0.12	8,559,897	3,099	0.14	8,339,473	4,496	0.22
Federal Home Loan Bank advances	—	—	—	11	—	—	736	5	2.76
Trust preferred borrowings	90,263	513	2.30	67,011	317	1.88	67,011	324	1.96
Senior debt	248,565	1,929	3.10	147,901	1,089	2.95	246,654	2,266	3.67
Other borrowed funds	38,396	9	0.10	21,962	6	0.09	19,656	5	0.10
Total interest-bearing liabilities	$11,403,861	$5,579	0.20%	$8,796,782	$4,511	0.20%	$8,673,530	$7,096	0.33%
Noninterest-bearing demand deposits	6,450,783			4,388,537			3,490,831
Other noninterest-bearing liabilities	445,855			322,831			322,296
Stockholders’ equity of WSFS	2,722,263			1,913,882			1,771,822
Noncontrolling interest	(2,870)			(2,109)			(2,270)
Total liabilities and equity	$21,019,892			$15,419,923			$14,256,209
Excess of interest-earning assets over interest-bearing liabilities	$7,292,030			$5,087,112			$4,271,302
Net interest and dividend income		$138,558			$108,224			$114,185
Interest rate spread			2.93%			3.03%			3.48%
Net interest margin			3.01%			3.10%			3.59%
See “Notes”

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
Stock Information:	March 31, 2022	December 31, 2021	March 31, 2021
Market price of common stock:
High	$56.30	$56.08	$55.18
Low	46.51	46.71	40.64
Close	46.62	50.12	49.79
Book value per share of common stock	38.94	40.73	37.27
Tangible common book value per share of common stock (o)	22.99	29.24	25.60
Number of shares of common stock outstanding (000s)	64,735	47,609	47,502
Other Financial Data:
One-year repricing gap to total assets (k)	12.19%	7.28%	13.26%
Weighted average duration of the MBS portfolio	5.5 years	4.6 years	5.0 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(309,792)	$(33,874)	$(9,957)
Number of Associates (FTEs) (m)	2,265	1,839	1,854
Number of offices (branches, LPO’s, operations centers, etc.)	122	112	111
Number of WSFS owned and branded ATMs	630	609	625
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries. Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes provision for (recovery of) credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net interest income (GAAP)	$138,558	$108,224	$114,185
Core net interest income (non-GAAP)	138,558	108,224	114,185
Noninterest income (GAAP)	60,574	46,027	47,822
Less: Securities gains	—	—	329
Plus: Unrealized loss on equity investments, net	(3)	—	—
Core fee revenue (non-GAAP)	$60,577	$46,027	$47,493
Core net revenue (non-GAAP)	$199,135	$154,251	$161,678
Core net revenue (non-GAAP)(tax-equivalent)	$199,349	$154,499	$161,943
Noninterest expense (GAAP)	$174,457	$90,419	$95,619
Less: Corporate development expense	34,038	4,989	2,095
Less/(plus): Restructuring expense	17,514	1,755	(265)
Plus: Recovery of legal settlement	—	(15,000)	—
Core noninterest expense (non-GAAP)	$122,905	$98,675	$93,789
Core efficiency ratio (non-GAAP)	61.7%	63.9%	57.9%
Core fee revenue as a percentage of total core net revenue (non-GAAP) (b)	30.4%	29.8%	29.3%

	End of period
	March 31, 2022	December 31, 2021	March 31, 2021
Total assets (GAAP)	$20,964,674	$15,777,327	$14,730,452
Less: Goodwill and other intangible assets	1,032,189	547,231	554,701
Total tangible assets (non-GAAP)	$19,932,485	$15,230,096	$14,175,751
Total stockholders’ equity of WSFS (GAAP)	$2,520,463	$1,939,099	$1,770,641
Less: Goodwill and other intangible assets	1,032,189	547,231	554,701
Total tangible common equity (non-GAAP)	$1,488,274	$1,391,868	$1,215,940

Tangible common book value per share:
Book value per share (GAAP)	$38.94	$40.73	$37.27
Tangible common book value per share (non-GAAP)	22.99	29.24	25.60
Tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.02%	12.29%	12.02%
Tangible common equity to tangible assets ratio (non-GAAP)	7.47	9.14	8.58

WSFS Bank Center	21
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP net income attributable to WSFS	$3,804	$56,287	$65,082
Plus/(less): Pre-tax adjustments: Securities gains, unrealized loss on equity investments, corporate development and restructuring expense, and recovery of legal settlement	51,555	(8,256)	1,501
(Plus)/less: Tax impact of pre-tax adjustments	(12,344)	1,863	11
Adjusted net income (non-GAAP) attributable to WSFS	$43,015	$49,894	$66,594

GAAP return on average assets (ROA)	0.07%	1.45%	1.85%
Plus/(less): Pre-tax adjustments: Securities gains, unrealized loss on equity investments, corporate development and restructuring expense, and recovery of legal settlement	0.99	(0.21)	0.04
(Plus)/less: Tax impact of pre-tax adjustments	(0.23)	0.04	—
Core ROA (non-GAAP)	0.83%	1.28%	1.89%

Earnings per share (diluted) (GAAP)	$0.06	$1.18	$1.36
Plus/(less): Pre-tax adjustments: Securities gains, unrealized loss on equity investments, corporate development and restructuring expense, and recovery of legal settlement	0.79	(0.17)	0.03
(Plus)/less: Tax impact of pre-tax adjustments	(0.19)	0.03	—
Core earnings per share (non-GAAP)	$0.66	$1.04	$1.39

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$3,804	$56,287	$65,082
Plus: Tax effected amortization of intangible assets	2,980	2,063	2,004
Net tangible income (non-GAAP)	$6,784	$58,350	$67,086
Average stockholders’ equity of WSFS	$2,722,263	$1,913,882	$1,771,822
Less: average goodwill and intangible assets	982,800	548,552	556,344
Net average tangible common equity	$1,739,463	$1,365,330	$1,215,478
Return on average tangible common equity (non-GAAP)	1.58%	16.96%	22.38%

Non-GAAP Reconciliation - continued (o):	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Calculation of PPNR:
Net income (GAAP)	$3,967	$56,401	$65,141
(Less)/plus: Income tax (benefit) provision	1,737	15,485	21,407
Plus/(less): Provision for (recovery of) credit losses	18,971	(8,054)	(20,160)
PPNR (non-GAAP)	$24,675	$63,832	$66,388